Exhibit 99.1

Hi, it’s Glenn. It’s Friday, the 30th of May, and I am calling from Chicago.

There continues to be much speculation and much written about our company, and what our future plans might be, particularly in an environment of $130 oil.

We have discussed with our board of directors the actions we need to take in this environment, and the strategic options we might pursue, including a merger. We have long been a proponent of consolidation within our industry as one tool that enables companies to more successfully compete in the global market and better cope with current challenges. After a considered review by our board of directors, United has determined that it will not be pursuing a merger at this time due to issues that could significantly dilute benefits from a transaction.

We are evaluating other options, and will do what is right for United. As we have discussed previously on this call, we stack up well competitively, we benefit from the work we have done to improve our balance sheet, and we have a solid cash position and $3 billion in unencumbered assets that give us some flexibility in an environment that will continue to be extremely challenging.

The U.S. industry is facing a $20 billion increase in fuel, and United, at current prices, is looking at a $3.5 billion increase over last year; it’s clear that the status quo is not sustainable. The magnitude of the challenge the industry faces demands unprecedented change. We are already taking significant steps, including grounding 30 aircraft, and reducing mainline domestic capacity by 9 percent by the fourth quarter. That said, we must do more, and that work is under way. We will take the additional steps to size the business appropriately, leverage our capacity discipline to pass on commodity costs to customers and accelerate development of new revenue sources. Further, we are reducing non-fuel costs and our planned capital expenditures to improve free cash flow.

We will be back with you soon with more specifics on next steps.

Our action plan is aggressive, and we remain confident in our ability to put our company in a position to succeed. As always, we will continue to give you the straight facts. That’s all for now. I’ll be talking to you again next week. Until then, stay focused on our customers and, of course, on one another... and stay united.